Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Violin Memory, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-191428, No. 333-195354, No. 333-195357 and No. 333-203316) on Form S-8 of Violin Memory, Inc. of our report dated April 8, 2015 with respect to the consolidated balance sheet of Violin Memory, Inc. as of January 31, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2015, which report appears in the January 31, 2016 annual report on Form 10-K of Violin Memory, Inc.

/s/ KPMG LLP

Santa Clara, California

April 5, 2016